                                                                   Ex. 99(g)(3)


[Frisch's Logo]

Summary:          Significantly improved annual operating
                  earnings of Frisch's Restaurants, Inc.
                  reduced by fourth quarter charge
                  for closing fifteen restaurants.

Company Contact:

                  Donald H. Walker
                  Vice President-Finance and CFO
                  (513) 559-5202

FOR IMMEDIATE RELEASE

         Cincinnati, Ohio.  July 8, 1997...........................

         Frisch's Restaurants, Inc. (American Stock Exchange, Inc.) has reported net earnings of $1,186,647, or $.17 per share, for the fiscal year ended June 1, 1997, compared to fiscal 1996 net earnings of $2,309,739, or $.32 per share.

         "Without the impact of an asset writedown, 1997 net earnings would have exceeded 1996 net earnings by more than 80 percent," said Craig F. Maier, President and Chief Executive Officer. During the fourth quarter of fiscal 1997, the Company decided to close fifteen underperforming Big Boy restaurants. The asset writedown of $4,600,000 ($3,040,000, net of tax) arose from this decision. Without the writedown, net earnings of $.23 per share would have been reported in the fourth quarter compared to $.15 per share in 1996. Due to the asset impairment charge, a net loss of $1,379,721, or ($.19) per share, was reported.

         Mr. Maier reported that total revenue for the year on a comparable 52-week basis, increased 1.3 percent. Because fiscal 1996 consisted of 53 weeks, total revenue for fiscal 1997 declined 0.6 percent to $165,931,409 from $166,944,756 last year. Total revenue for the quarter, on a comparable 12-week basis, rose 2.1 percent. Because the 1996 fourth quarter contained 13 weeks, total revenue for the 1997 fourth quarter decreased 5.9 percent to $38,667,504 from $41,078,022 last year.

         Mr. Maier stated, "Operating earnings improvements and same store sales gains present throughout the first three quarters of fiscal 1997 continued in the fourth quarter." He noted that long-term strategic actions taken by the Company over the past few years have resulted in improved restaurant level earnings throughout all of fiscal 1997.

         During today's Board of Director's meeting, the Board declined a request from Benjamin Nazarian of the Pioneer Venture Fund to approve its acquisition of more than 10 percent of the Company's stock under Ohio Revised Code Chapter 1704. Under that law, shareholders who do not receive Board approval prior to acquiring more than 10 percent of Company stock are restricted for three years in their transactions with the Company. On behalf of the Board, Mr. Maier said the Board's decision was made to preserve the business combination protection provided by Ohio law. "The Board concluded that granting Mr. Nazarian special status was not in the best interests of the Company," he stated.

         Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.

                                     # # # #

                  Frisch's Restaurants, Inc. and Subsidiaries

                       CONSOLIDATED STATEMENT OF EARNINGS

                                                     Fifty-two       Fifty-three
                                                    Weeks Ended      Weeks Ended
                                                   June 1, 1997     June 2, 1996
                                                   ------------     ------------
Revenue
     Sales                                         $164,521,025     $165,425,731
     Other                                            1,410,384        1,519,025
                                                   ------------     ------------
     Total revenue                                  165,931,409      166,944,756

Costs and expenses
     Cost of sales
       Food and paper                                52,032,873       53,123,133
       Payroll and related                           55,478,791       58,571,618
       Other operating costs                         41,086,258       41,650,300
                                                   ------------     ------------
                                                    148,597,922      153,345,051

     General and administrative                       4,625,243        3,745,047
     Advertising                                      4,007,381        4,025,872
     Impairment of long-lived assets                  4,600,000             --
     Interest                                         2,373,313        2,411,313
                                                   ------------     ------------
     Total costs and expenses                       164,203,859      163,527,283
                                                   ------------     ------------

Earnings before income taxes                          1,727,550        3,417,473
Income taxes                                            540,903        1,107,734
                                                   ------------     ------------
     NET EARNINGS                                  $  1,186,647     $  2,309,739
                                                   ============     ============
Net earnings per share                             $        .17     $        .32
                                                   ============     ============

Depreciation included above                        $ 10,486,163     $ 10,350,326
                                                   ============     ============

Opening expenses included above                    $    584,041     $  1,270,856
                                                   ============     ============

Weighted average shares outstanding                   7,151,145        7,156,789
                                                   ============     ============


                  Frisch's Restaurants, Inc. and Subsidiaries

                       CONSOLIDATED STATEMENT OF EARNINGS

                                                      Twelve         Thirteen
                                                   Weeks Ended      Weeks Ended
                                                  June 1, 1997     June 2, 1996
                                                  ------------      ------------
Revenue
     Sales                                        $ 38,374,021      $ 40,630,507
     Other                                             293,483           447,515
                                                  ------------      ------------
     Total revenue                                  38,667,504        41,078,022

Costs and expenses
     Cost of sales
       Food and paper                               12,008,138        13,129,176
       Payroll and related                          13,090,255        14,212,260
       Other operating costs                         9 610,943         9,742,203
                                                  ------------      ------------
                                                    34,709,336        37,083,639

     General and administrative                        123,105           820,852
     Advertising                                       945,095           936,472
     Impairment of long-lived assets                 4,600,000              --
     Interest                                          540,786           571,140
                                                  ------------      ------------
     Total costs and expenses                       40,918,322        39,412,103
                                                  ------------      ------------

Earnings (loss) before income taxes                 (2,250,818)        1,665,919
Income taxes                                          (871,097)          582,734
                                                  ------------      ------------
     NET EARNINGS (LOSS)                          ($ 1,379,721)     $  1,083,185
                                                  ============      ============

Net earnings (loss) per share                     ($      0.19)     $        .15
                                                  ============      ============

Depreciation included above                       $  2,377,400      $  2,382,553
                                                  ============      ============

Opening expenses included above                   $    117,892      $    225,798
                                                  ============      ============

Weighted average shares outstanding                  7,148,334         7,156,789
                                                  ============      ============

                  Frisch's Restaurants, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEET

                                                     June 1,           June 2,
                                                       1997              1996
                                                   ------------     ------------
Assets
  Current assets
     Cash and equivalents                          $    231,453     $    134,944
     Receivables                                      1,227,313        2,070,741
     Inventories                                      3,657,844        3,725,755
     Other current assets                             1,765,509        2,632,321
                                                   ------------     ------------
                                                      6,882,119        8,563,761


  Property and equipment-at cost                     80,764,058       99,239,700

  Other assets
          Intangible assets                             756,943          761,017
          Land and property held for sale            15,581,587        3,767,203
          Other                                       7,275,258        6,064,160
                                                   ------------     ------------
                                                     23,613,788       10,592,380
                                                   ------------     ------------

                                                   $111,259,965     $118,395,841
                                                   ============     ============


Liabilities
     Current liabilities                           $ 15,698,561     $ 18,457,970

     Long-term obligations
       Long-term debt                                17,875,000       20,098,890
       Other deferred obligations                    13,002,600       14,531,947
                                                   ------------     ------------
                                                     30,877,600       34,630,837


     Shareholders' equity                            64,683,804       65,307,034
                                                   ------------     ------------
                                                   $111,259,965     $118,395,841
                                                   ============     ============